EXHIBIT 10.1

ADVANCED MICRO DEVICES, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into as of July 17, 2008 (the “Effective Date”), between Hector de J. Ruiz (the “Executive”) and Advanced Micro Devices, Inc. (the “Company”).

RECITALS

WHEREAS, on January 31, 2002, the Executive and the Company entered into an Employment Agreement (the “Agreement”) which sets forth the terms of the Executive’s employment with the Company;

WHEREAS, on December 12, 2007, an amendment and restatement to the Agreement was made and entered into by and between the Executive and the Company;

WHEREAS, the parties wish to amend certain provisions of the Agreement regarding the title and position of the Executive pursuant to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree that the Agreement shall be amended effective as of the Effective Date to the extent necessary to give effect to this Amendment as follows:

1. The initial paragraph of the Agreement, preceding Section 1, shall be replaced in its entirety with the following language:

“On behalf of the Board of Directors of Advanced Micro Devices, Inc. (including any successor thereto, “AMD”), I am pleased to offer you continued employment in the position of Executive Chairman of AMD on the terms set forth below.”

2. Section 1(a) of the Agreement shall be replaced in its entirety with the following language:

“(a) You will be employed by AMD as its Executive Chairman. You will report directly to AMD’s Board of Directors (“Board”). During the Employment Period (as defined below), you will also be nominated to and, if elected by the stockholders of AMD, shall serve on the Board and such committees that you may be appointed to by the Board and, provided that you are elected to serve on the Board, you shall serve as Chairman of the Board.”

3. Section 9(a)(i) of the Agreement shall be replaced in its entirety with the following language:

“(i) the assignment to you of any duties inconsistent with your title, position, authority, duties or responsibilities as contemplated by Section 1, or any other action which results in a diminution in such title, position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by AMD promptly after receipt of notice given by you; provided that if AMD appoints any person as President other than yourself on or after AMD’s Annual Meeting in 2002, and you remain Executive Chairman of AMD, such appointment shall not constitute Good Reason;”

4. Section 10(k)(i) of the Agreement shall be replaced in its entirety with the following language:

“(i) Separation from Service; Delay of Payments in Certain Circumstances. Notwithstanding any provision to the contrary in the Agreement, payment of any termination benefits under Section 10 of this Agreement that are deemed deferred compensation subject to Section 409A of the Code will be made when your termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h). For purposes of determining whether a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) has occurred with respect to deferred compensation under the Agreement, in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, “80 percent” shall be used instead of “at least 80 percent” at each place the latter appears in Sections 1563(a)(1), (2) and (3) of the Code; and, in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “80 percent” shall be used instead of “at least 80 percent” at each place the latter appears in Treas. Reg. Section 1.414(c)-2. Notwithstanding any provision to the contrary in the Agreement, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under Section 10 of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” with AMD (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 10(k) (plus interest earned on any such amounts that are deposited to a trust as specified below) shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. In the event that payments are deferred pursuant to this Section 10(k), at your request AMD shall establish an irrevocable trust and contribute to it such deferred payments during the period they are deferred. Such trust shall conform to the model “rabbi trust” agreement provided by the Internal Revenue Service in Revenue Procedure 92-64, as revised from time to time, and shall be structured as an unfunded arrangement.”

5. All references to “Chief Executive Officer” in Section 10 of the Agreement shall be replaced with “Executive Chairman.”

6. For the avoidance of doubt, Executive’s appointment to the position of Executive Chairman, by itself, shall not constitute Good Reason, as defined in the Agreement or entitle Executive to any severance benefits under the Agreement.

7. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

8. This Amendment will be governed by and construed in accordance with the laws of the State of California without reference to conflict of laws provisions.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Bruce L. Claflin
Bruce L. Claflin
Chairman, Compensation Committee of the Board of Directors

EXECUTIVE

Signature:	/s/ Hector de J. Ruiz
Hector de J. Ruiz